Britton & Koontz Capital Corporation


500 Main Street              601-445-5576
P O Box 1407                 601-445-2481 Fax
Natchez, MS  39121           http://www.bkbank.com
                             corporate@bkbank.com


FOR IMMEDIATE RELEASE:       FOR MORE INFORMATION:
May 12, 1999                 W. Page Ogden, President & CEO
Nasdaq/Symbol BKBK           Bazile R. Lanneau, Jr., Vice President & CFO
NYSE/Symbol UPC              Jackson Garner,  President & CEO
                                              Union Planters Bank - Jackson, MS
                                              601-545-4721


         BRITTON & KOONTZ FNB TO ACQUIRE UNION PLANTERS BANK OFFICE


	Natchez, Mississippi-- Britton & Koontz Capital Corporation and Union Planters Bank jointly announced the signing of an agreement for Britton & Koontz to acquire the deposit and loan accounts of the Union Planters Bank Vicksburg office located at 2150 S. Frontage Road. The acquisition, which is subject to regulatory approval, is anticipated to occur prior to July 31, 1999.

	This acquisition, which includes approximately $6.4 million in deposits and $1.6 million in loans, represents the third Union Planters office acquired by Britton & Koontz. In January 1999, the company completed the purchase of two UP branch offices in Natchez with deposits of approximately $13 million. The current transaction will extend the bank's franchise beyond the immediate Natchez market to a banking market approximately 70 miles to the north.

	Customers, who will be immediately notified of the change, are requested to conduct business as usual at the Vicksburg office.
Jarrett E. Nicholson has been appointed City President of Britton & Koontz and will be available immediately to supervise the transition for B&K.

	Britton & Koontz Capital Corporation, headquartered in Natchez, Mississippi, is the parent company of Britton & Koontz First National Bank which operates four full service offices in Natchez and is expected to have assets exceeding $185 million after the acquisition.

	The Company's stock is traded on NASDAQ under the symbol BKBK and the transfer agent is American Stock Transfer & Trust Company. Total shares outstanding at March 31, 1999, amounted to 1,767,064.